Exhibit 99.1

   Columbia Bancorp's Preliminary First Quarter Profit Impacted by Decline in Mortgage Loan Production and Increased Loan Loss Provision

    THE DALLES, Ore.--(BUSINESS WIRE)--April 2, 2004--Columbia Bancorp (Nasdaq:CBBO) the financial holding company for Columbia River Bank, reports preliminary first quarter earnings were impacted by slower mortgage loan production, increased loan loss provision and higher overhead expenses. As a result, net income for the first quarter is expected to be in the range of $0.21 to $0.23 per diluted share.
    "Mortgage loan production has been a leading contributor to our non-interest income during the last several years. However, mortgage production has been declining in previous months, and in the first quarter it fell to its lowest level. We have made some positive changes to our mortgage team, including hiring banking veteran Todd Vallie, two months ago. He has undertaken the job of re-tooling our mortgage team in order to be less reliant on low interest rate refinance activity," said Roger Christensen, President and Chief Executive Officer. "We expect mortgage loan production to gradually improve throughout the remainder of 2004 because of an increase in wholesale distribution channels and incentives offered for retail production."
    Loan growth during the first quarter was higher as compared to previous first quarters. Loan portfolio growth was concentrated in commercial real estate and commercial and industrial loans. "The loan portfolio has grown on an annualized basis in excess of 15% year-to-date," stated Christensen. "As a result of better than expected loan production, we increased loan loss provision in excess of budget forecast. In addition, the loan loss provision of $700,000 includes replenishment for loan charge-offs totaling approximately $450,000, which occurred in small numbers across all loan categories."
    "We recognize that building for the future creates a negative impact on short-term earnings, but we believe this is a prudent investment," added Christensen. "In 2004, we are restructuring our mortgage team, building new branches, opening a loan production office near Portland, investing in employee training, technology and marketing all of which will provide long-term shareholder value."
    Management will provide more detail as to the nature and reasons for this impact to earnings, as well as expectations for future performance, during our regularly scheduled earnings release to be published on April 28, 2004.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 18 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond, Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale, White Salmon and Kennewick, Washington. Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

    FORWARD-LOOKING STATEMENTS

    Forward-looking statements about the financial condition, results of operations and the business of Columbia are subject to various risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include, without limitation, the impact of competition and interest rates on revenues and margins, the impact of fluctuating interest rates on the mortgage servicing asset valuation, Columbia's ability to open and generate growth from new branches, conclude the sale of certain assets, management's ability to estimate and anticipate financial performance, achieve resolution on non-performing assets, and other risks and uncertainties, including statements relating to the year 2004, as may be detailed from time to time in Columbia's public announcements and filings with the Securities and Exchange Commission ("SEC"). Forward-looking statements can be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Management does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release, other than in its periodic filings with the SEC, or to reflect the occurrence of unanticipated events.

    CONTACT: Columbia Bancorp
             Roger L. Christensen, 541-298-6633
             rchristensen@columbiabancorp.com
              or
             Greg B. Spear, 541-298-6612
             gspear@columbiabancorp.com